Exhibit 23.5

[Paumanok letterhead]

Paumanok Publications, Inc.

3608-200 Davis Drive, #349
Morrisville, NC 27560

Tel.: (919) 468-0384

Fax: (919) 468-0386

Date: October 26, 2010

We hereby irrevocably consent to the use of our company’s name, all references to reports conducted by us and the other information and data related thereto in the registration statement on Form S-4, and any amendments thereto or any registration statement on Form S-1, filed with the Securities and Exchange Commission by KEMET Corporation for the registration of KEMET Corporation 10 1/2% Senior Notes due 2018.

PAUMANOK PUBLICATIONS, INC.

By:	/s/ Dennis M. Zogbi
Name: Dennis M. Zogbi
Title: Chief Executive Officer